Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No 1 to Form F-1 filed with the Securities and Exchange Commission, of our report dated May 18, 2023, relating to the consolidated balance sheets of SOS Limited and subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2022.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP
Singapore

January 23, 2023